Contact: Thomas Coughlin,
President & CEO
Thomas Keating, CFO
(201) 823-0700

BCB Bancorp, Inc. Earns Record Net Income of $21.0 Million in 2019

BAYONNE, N.J., January 27, 2020 -- BCB Bancorp, Inc. (the “Company”), (NASDAQ: BCBP), the holding company for BCB Community Bank (the “Bank”), today reported that net income increased 25.5 percent, to $21.0 million for the year ended December 31, 2019 from $16.7 million for 2018. Earnings per diluted share for 2019 were $1.20 as compared to $1.01 in 2018. In the fourth quarter of 2019, the Company earned $5.1 million, compared with $5.2 million in both the fourth quarter of 2018, and the third quarter of 2019. Earnings per diluted share were $0.29 in the fourth quarter of 2019, compared to $0.31 per diluted share in the fourth quarter of 2018, and $0.30 per diluted share in the preceding quarter.
“We had another strong year delivering record earnings for 2019, producing top-line revenue growth while improving operating efficiencies,” stated Thomas Coughlin, President and Chief Executive Officer.  “Our strategy is now centered on repositioning the balance sheet by focusing on generating solid lower-cost deposits, reducing our reliance on higher cost funding sources, and effective utilization of our cash position. In the coming year, we will remain focused on disciplined balance sheet growth, while delivering consistent operating results to our shareholders.”
Executive Summary
•	Net income of $5.1 million in the fourth quarter of 2019 compared to $5.2 million in the fourth quarter a year ago.
•	Earnings per diluted share were $0.29 in 4Q19, compared to $0.31 in 4Q18.
•
Net interest margin was 3.07 percent for the full year 2019, compared to 3.31 percent for the full year 2018, and 2.88 percent for the fourth quarter 2019, compared to 3.24 percent for the fourth quarter 2018. These decreases were the result of management’s focus on increasing its cash position to allow for paydowns of borrowings and higher cost CDs.

•	Total assets increased 8.7 percent to $2.907 billion at December 31, 2019 from $2.675 billion a year earlier.
•	Loans receivable, net decreased by 4.4 percent, to $2.178 billion at December 31, 2019 from $2.278 billion a year earlier, as the Company’s focus remains on repositioning the balance sheet.
•	Allowance for loan losses as a percentage of non-accrual loans was 570.5 percent at December 31, 2019, compared to 309.6 percent at December 31, 2018.
•	Total deposits increased 8.3 percent, to $2.362 billion at December 31, 2019 from $2.181 billion a year ago.
•
Earlier this month, the Company’s Board of Directors declared a regular quarterly cash dividend of $0.14 per share. The dividend will be payable February 21, 2020, to common shareholders of record on February 7, 2020.

•	On December 30, 2019, the Company completed the sale of 1,020,408 shares of common stock, at an issuance price of $12.25 per share.
•
The Company issued $6.3 million of private placement common stock which closed in February 2019 and $5.3 million of preferred series G stock, which was issued in January 2019. The Company had also issued $33.5 million of subordinated debt in July 2018 which, for regulatory purposes, is treated as Tier 1 capital for the Bank and Tier 2 capital for the Company, when applicable.

Balance Sheet Review
Total assets increased by $232.7 million, or 8.7 percent, to $2.907 billion at December 31, 2019 from $2.675 billion at December 31, 2018, and increased by $82.0 million, or 2.9 percent from $2.825 billion at September 30, 2019. The increase in total assets was mainly related to increases in total cash and cash equivalents and was partly offset by a decrease in net loans receivable.

BCBP Reports Fourth Quarter 2019 Earnings

January 27, 2020

Loans receivable, net decreased by $100.1 million, or 4.4 percent, to $2.178 billion at December 31, 2019 from $2.278 billion at December 31, 2018, and decreased by $75.3 million, or 3.3 percent compared to $2.254 billion at September 30, 2019. The decrease in loans over the prior year was a result of payoffs, as well as curtailed loan growth in 2019.  Decreases in loans receivable, net for 2019 included $90.9 million in commercial real estate and multi-family loans, $9.7 million in residential one-to-four family loans, $8.3 million in home equity loans, $2.8 million in construction loans, $127,000 in consumer loans, partly offset by an increase of $12.4 million in commercial business loans.
Total deposits increased by $181.3 million, or 8.3 percent, to $2.362 billion at December 31, 2019 from $2.181 billion at December 31, 2018, and increased by $98.6 million, or 4.4 percent, from $2.263 billion at September 30, 2019. The increases in deposits were primarily related to the continued maturation of the branches opened over the last four years. Total increases for 2019 included $83.9 million in money market checking accounts, $62.4 million in NOW deposit accounts, $26.1 million in certificates of deposit, including listing service and brokered deposits, and $8.9 million in non-interest-bearing deposit accounts. Listing service and brokered certificates of deposit, which were used as additional sources of deposit liquidity, totaled $10.6 million and $92.1 million, respectively, at December 31, 2019.
Stockholders’ equity increased by $39.3 million, or 19.6 percent, to $239.5 million at December 31, 2019 from $200.2 million a year ago, and increased by $15.7 million, or 7.0 percent, from $223.7 million three months earlier. The increase in stockholders’ equity was primarily attributable to an increase in additional paid-in capital of $20.1 million related to common stock and preferred stock issued in the first and fourth quarters of 2019. Retained earnings increased by $10.0 million to $48.4 million at December 31, 2019 from $38.4 million at December 31, 2018, due primarily to the increase in net income, net of dividends paid. Treasury stock decreased $6.3 million to $22.0 million at December 31, 2019 from $28.3 million at December 31, 2018, related to the issuance of common stock. Accumulated other comprehensive loss decreased $2.9 million to $2.2 million at December 31, 2019 from $5.1 million a year ago, related to market gains lowering the unrealized loss on available-for-sale securities.

Fourth Quarter Income Statement Review
Net interest income decreased by $1.1 million, or 5.2 percent, to $20.1 million for the fourth quarter of 2019 from $21.2 million for the fourth quarter of 2018. The decrease in net interest income resulted primarily from an increase in the average balance of interest-bearing liabilities of $134.0 million, or 6.1 percent, to $2.334 billion for the fourth quarter of 2019 from $2.200 billion for the fourth quarter a year ago, as well as an increase in the average rate on interest-bearing liabilities of 18 basis points to 1.87 percent for the fourth quarter of 2019 from 1.69 percent for the fourth quarter of 2018. While there was an increase in the average balance of interest-earning assets of $175.2 million, or 6.7 percent, to $2.792 billion for the fourth quarter of 2019 from $2.617 billion for the fourth quarter of 2018, there was a decrease in the average yield on interest-earning assets of 22 basis points to 4.44 percent for the fourth quarter of 2019 from 4.66 percent for the fourth quarter of 2018. Interest income on loans also included $487,000 and $651,000 of amortization of purchase credit adjustments related to the acquisition of IAB for the three-month periods ended December 31, 2019 and 2018, respectively, which added approximately eight and ten basis points to the average yield on interest earning assets, respectively, on an annualized basis.
Net interest margin was 2.88 percent for the fourth quarter of 2019 and 3.24 percent for the fourth quarter of 2018. “The contraction in the net interest margin during the fourth quarter of 2019 was primarily due to the increase in the cost of funds outpacing the return on interest earning assets for the fourth quarter of 2019 as compared to the fourth quarter of 2018,” said Coughlin. “We expect with the three recent Federal Reserve rate cuts for our net interest margin to continue to remain under pressure.”
Total non-interest income decreased by $139,000, or 12.0 percent, to $1.0 million for the fourth quarter of 2019 from $1.1 million for the fourth quarter of 2018. The decrease in total non-interest income was mainly related to lower income on gains on sale of loans, lower income on fees and service charges, lower income on the gain on sale of investment securities, and lower income on the sale of other real estate owned properties, partly offset by decreases in the unrealized losses on equity securities and a slight increase in other non-interest income. Gain on sales of loans decreased by $244,000, or 56.0 percent, to $192,000 for the fourth quarter of 2019 from $436,000 for the fourth quarter of 2018. Fees and service charges decreased $193,000, or 19.1 percent, to $819,000 for the fourth quarter of 2019 from $1.0 million for the fourth quarter of 2018, mainly related to less mortgage servicing fee income from fewer sales of loans. Losses on the sale of investment securities totaled $42,000 for the fourth quarter of 2019with no comparable figure in the fourth quarter a year ago.

BCBP Reports Fourth Quarter 2019 Earnings

January 27, 2020

Fourth quarter of 2019 total non-interest expense increased by $376,000, or 2.7 percent, to $14.3 million from $13.9 million for the fourth quarter a year ago. Salaries and employee benefits expense increased by $287,000, or 4.1 percent, to $7.3 million for the fourth quarter of 2019 from $7.0 million for the fourth quarter of 2018.  Professional fee expense increased by $197,000, or 42.6 percent, to $659,000 for the fourth quarter of 2019 from $462,000 for the fourth quarter of 2018.  Occupancy expense increased by $183,000, or 7.2 percent, to $2.7 million for the fourth quarter of 2019 from $2.5 million for the fourth quarter a year ago, largely related to the opening of two de novo branches, as well as a relocation of one of our existing branches in 2019.  Regulatory fees associated with FDIC assessments decreased by $356,000, or 73.1 percent, to $131,000 for the fourth quarter of 2019 from $487,000 for the fourth quarter of 2018. The decrease was primarily due to a decrease in the assessment rate and a credit that related to the receipt of an FDIC Small Bank Assessment Credit, which came as a result of the FDIC exceeding its stated Deposit Fund Reserve Ratio, partly offset by an increase in the assessment base.
The income tax provision decreased by $213,000, or 8.9 percent, to $2.2 million for the fourth quarter of 2019 from $2.4 million for the fourth quarter of 2018. The decrease in the income tax provision was a result of lower taxable income for the fourth quarter as compared to the same period for 2018. The consolidated effective tax rate for the fourth quarter of 2019 was 29.9 percent compared to 31.5 percent for the fourth quarter a year ago.

Full Year 2019 Income Statement Review
Net interest income increased by $4.9 million, or 6.3 percent, to $82.6 million for the year ended December 31, 2019 from $77.7 million for the year ended December 31, 2018.
Net interest margin was 3.07 percent for the year 2019 and 3.31 percent for 2018. The decrease in the net interest margin was the result of a competitive interest rate environment, with the increase in the cost of funds outpacing the return on interest earning assets for the short term. Interest income on loans also included $2.0 million and $1.7 million of amortization of purchase credit adjustments related to the acquisition of IAB for the years ended December 31, 2019 and 2018, respectively, which added approximately eight basis points in both years to the average yield on interest earning assets.
Total non-interest income decreased by $2.6 million, or 32.3 percent, to $5.4 million for 2019 from $8.0 million for 2018. The decrease in total non-interest income was mainly related to a decrease in other non-interest income of $2.2 million to $249,000 for 2019 from $2.5 million for 2018, which was mainly attributed to $2.0 million received from a legal settlement in the first quarter of 2018. The decrease in total non-interest income also included decreases of $1.3 million in gains on sales of loans, and a decrease of $426,000 in fees and service charges, both related to lower levels of sales of loans. The decrease in total non-interest income was partly offset by increases of $823,000 in unrealized gains on equity securities, $262,000 in gains on sale of investment securities, $147,000 in gains on sale of other real estate owned properties, as well as an increase of $131,000 in gains on sale of impaired loans.
Total non-interest expense decreased by $683,000, or 1.2 percent, to $55.6 million for 2019 from $56.3 million for 2018.  There were no merger-related expenses in 2019, compared to $2.4 million in merger-related expenses in 2018.  Regulatory fees associated with FDIC assessments decreased by $521,000, or 36.3 percent, to $914,000 for 2019 from $1.4 million in 2018. The decrease was primarily due to a decrease in the assessment rate and a credit that related to the receipt of an FDIC Small Bank Assessment Credit, which came as a result of the FDIC exceeding its stated Deposit Fund Reserve Ratio, partly offset by an increase in the assessment base.
The income tax provision increased by $1.8 million, or 24.4 percent, to $9.3 million for 2019 from $7.5 million for 2018. The increase in the income tax provision was a result of higher taxable income for 2019 compared to 2018. The consolidated effective tax rate for 2019 was 30.7 percent compared to 30.9 percent for 2018.

Asset Quality
Primarily as a result of the decrease in average balances of net loans, the Company recognized a credit in the provision for loan losses of $475,000 for the fourth quarter of 2019.  This compares to a provision for loan losses of $900,000 in the preceding quarter and $821,000 for the fourth quarter a year ago.  For the full year 2019, the provision for loan losses decreased to $2.1 million from $5.1 million in 2018, primarily due to the reduction in net loans receivable for 2019.

BCBP Reports Fourth Quarter 2019 Earnings

January 27, 2020

Non-accruing loans improved to $4.2 million, or 0.19 percent, of gross loans at December 31, 2019, compared to $5.1 million, or 0.22 percent, of gross loans at September 30, 2019, and $7.2 million, or 0.31 percent, of gross loans a year ago.
Performing troubled debt restructured (“TDR”) loans that were not included in nonaccrual loans at December 31, 2019, were $16.5 million, compared to $16.4 million at September 30, 2019 and $21.4 million at December 31, 2018.  Borrowers who are in financial difficulty and who have been granted concessions that may include interest rate reductions, term extensions, or payment alterations are categorized as TDR loans.
The allowance for loan losses decreased $1.0 million to $23.7 million, or 570.5 percent of non-accruing loans and 1.08 percent of gross loans, at December 31, 2019, compared to $24.7 million, or 486.6 percent of non-accruing loans and 1.08 percent of gross loans, at September 30, 2019, and increased $1.3 million compared to $22.4 million, or 309.6 percent of non-accruing loans and 0.97 percent of gross loans, a year ago.
The Company recognized net charge-offs of $482,000 during the fourth quarter of 2019. This compares to net recoveries of $2,000 in the third quarter of 2019 and net recoveries of $34,000 in the fourth quarter a year ago.  For 2019, the Company recognized $694,000 in net charge-offs compared to $146,000 in net charge-offs in 2018.
About BCB Bancorp, Inc.
Established in 2000 and headquartered in Bayonne, N.J., BCB Community Bank is the wholly-owned subsidiary of BCB Bancorp, Inc. (NASDAQ: BCBP). The Bank has 30 branch offices in Bayonne, Carteret, Colonia, Edison, Hoboken, Fairfield, Holmdel, Jersey City, Lodi, Lyndhurst, Maplewood, Monroe Township, Parsippany, Plainsboro, River Edge, Rutherford, South Orange, Union, and Woodbridge, New Jersey, three branches in Hicksville and Staten Island, New York, and a loan production office in Hoboken. The Bank provides business and individuals a wide range of loans, deposit products, and retail and commercial banking services.  For more information, please go to www.bcb.bank.
In September 2019, the Company announced its inclusion into the prestigious Sandler O'Neill Sm-All Stars Class of 2019, an elite group of 30 publicly traded small-cap banks and thrifts, based on growth, profitability, credit quality and capital strength.
Forward-Looking Statements
This release, like many written and oral communications presented by BCB Bancorp, Inc., and our authorized officers, may contain certain forward-looking statements regarding our prospective performance and strategies within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and are including this statement for purposes of said safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies, and expectations of the Company, are generally identified by use of words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “project,” “seek,” “strive,” “try,” or future or conditional verbs such as “could,” “may,” “should,” “will,” “would,” or similar expressions. Our ability to predict results or the actual effects of our plans or strategies is inherently uncertain. Accordingly, actual results may differ materially from anticipated results.
In addition to factors previously disclosed in the Company’s reports filed with the U.S. Securities and Exchange Commission (the "SEC") and those identified elsewhere in this release, the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance: changes in asset quality and credit risk; the inability to sustain revenue and earnings growth; changes in interest rates and capital markets; inflation; customer acceptance of BCB products and services; customer borrowing, repayment, investment and deposit practices; customer disintermediation; the introduction, withdrawal, success and timing of business initiatives; competitive conditions; the inability to realize cost savings or revenues or to implement integration plans and other consequences associated with mergers, acquisitions and divestitures; economic conditions; and the impact, extent and timing of technological changes, capital management activities, and actions of governmental agencies and legislative and regulatory actions and reforms.

BCBP Reports Fourth Quarter 2019 Earnings

January 27, 2020

Annualized, pro forma, projected and estimated numbers are used for illustrative purpose only, are not forecasts and may not reflect actual results.
Explanation of Non-GAAP Financial Measures
Reported amounts are presented in accordance with accounting principles generally accepted in the United States of America ("GAAP"). This press release also contains certain supplemental non-GAAP information that the Company’s management uses in its analysis of the Company’s financial results. The Company’s management believes that providing this information to analysts and investors allows them to better understand and evaluate the Company’s core financial results for the periods in question.
The Company provides measurements and ratios based on tangible stockholders' equity and efficiency ratios. These measures are utilized by regulators and market analysts to evaluate a company’s financial condition and, therefore, the Company’s management believes that such information is useful to investors.
For a reconciliation of GAAP to Non-GAAP financial measures included in this press release, see "Reconciliation of GAAP to Non-GAAP Financial Measures" below.

BCBP Reports Fourth Quarter 2019 Earnings

January 27, 2020

Statements of Income - Three Months Ended,				
	December 31, 2019	September 30, 2019	December 31, 2018	December 31, 2019 vs. September 30, 2019	December 31, 2019 vs. December 31, 2018
Interest and dividend income:	(Dollars in thousands)				
Loans, including fees	$ 28,254	$ 28,860	$ 28,243	-2.1%	0.0%
Mortgage-backed securities	583	652	791	-10.6%	-26.3%
Other investment securities	135	107	191	26.2%	-29.3%
FHLB stock and other interest earning assets	1,994	1,750	1,263	13.9%	57.9%
Total interest and dividend income	30,966	31,369	30,488	-1.3%	1.6%
Interest expense:					
Deposits:					
Demand	2,023	1,898	1,412	6.6%	43.3%
Savings and club	103	102	126	1.0%	-18.3%
Certificates of deposit	6,704	6,603	5,674	1.5%	18.2%
	8,830	8,603	7,212	2.6%	22.4%
Borrowings	2,059	2,006	2,105	2.6%	-2.2%
Total interest expense	10,889	10,609	9,317	2.6%	16.9%
Net interest income	20,077	20,760	21,171	-3.3%	-5.2%
(Credit) Provision for loan losses	(475)	900	821	-152.8%	-157.9%
Net interest income after provision for loan losses	20,552	19,860	20,350	3.5%	1.0%
Non-interest income:					
Fees and service charges	819	855	1,012	-4.2%	-19.1%
Gain on sales of loans	192	89	436	115.7%	-56.0%
Gain on sales of other real estate owned	-	124	26	-100.0%	-100.0%
(Loss) gain on sale of investment securities	(42)	283	-	-114.8%	0.0%
Unrealized (loss) on equity investments	(19)	(45)	(380)	-57.8%	-95.0%
Other	70	77	65	-9.1%	7.7%
Total non-interest income	1,020	1,383	1,159	-26.2%	-12.0%
Non-interest expense:					
Salaries and employee benefits	7,329	7,294	7,042	0.5%	4.1%
Occupancy and equipment	2,734	2,647	2,551	3.3%	7.2%
Data processing and service fees	959	776	876	23.6%	9.5%
Professional fees	659	368	462	79.1%	42.6%
Director fees	391	356	158	9.8%	147.5%
Regulatory assessment fees (credits)	131	(91)	487	244.0%	-73.1%
Advertising and promotional	74	64	108	15.6%	-31.5%
Other real estate owned, net	(6)	(31)	59	80.6%	-110.2%
Merger related costs	-	-	105	-	-100.0%
Other	1,989	2,269	2,036	-12.3%	-2.3%
Total non-interest expense	14,260	13,652	13,884	4.5%	2.7%
Income before income tax provision	7,312	7,591	7,625	-3.7%	-4.1%
Income tax provision	2,188	2,359	2,401	-7.2%	-8.9%
Net Income	$ 5,124	$ 5,232	$ 5,224	-2.1%	-1.9%
Preferred stock dividends	342	342	262	0.1%	30.7%
Net Income available to common stockholders	$ 4,782	$ 4,890	$ 4,962	-2.2%	-3.6%
Net Income per common share-basic and diluted					
Basic	$ 0.29	$ 0.30	$ 0.31	-3.4%	-7.7%
Diluted	$ 0.29	$ 0.30	$ 0.31	-4.0%	-8.0%
Weighted average number of common shares outstanding					
Basic	16,508	16,468	15,820	0.2%	4.3%
Diluted	16,601	16,523	15,851	0.5%	4.7%

BCBP Reports Fourth Quarter 2019 Earnings

January 27, 2020

BCBP Reports Fourth Quarter 2019 Earnings

January 27, 2020

BCBP Reports Fourth Quarter 2019 Earnings

January 27, 2020

	Three Months Ended December 31,
	2019			2018
	Average Balance	Interest Earned/Paid	Average Yield/Rate (3)	Average Balance	Interest Earned/Paid	Average Yield/Rate (3)
	(Dollars in thousands)
Interest-earning assets:
Loans Receivable	$2,269,581	$28,254	4.98%	$2,288,372	$28,243	4.94%
Investment Securities	100,676	718	2.85%	141,248	982	2.78%
Interest-earning deposits	421,659	1,994	1.89%	187,051	1,263	2.70%
Total Interest-earning assets	2,791,916	30,966	4.44%	2,616,671	30,488	4.66%
Non-interest-earning assets	70,330			61,033
Total assets	$2,862,246			$2,677,704
Interest-bearing liabilities:
Interest-bearing demand accounts	$360,201	$716	0.80%	$349,730	$634	0.73%
Money market accounts	284,546	1,307	1.84%	214,278	778	1.45%
Savings accounts	256,663	103	0.16%	261,526	126	0.19%
Certificates of Deposit	1,120,029	6,704	2.39%	1,063,045	5,674	2.13%
Total interest-bearing deposits	2,021,439	8,830	1.75%	1,888,579	7,212	1.53%
Borrowed funds	312,848	2,059	2.63%	311,663	2,105	2.70%
Total interest-bearing liabilities	2,334,287	10,889	1.87%	2,200,242	9,317	1.69%
Non-interest-bearing liabilities	303,262			281,400
Total liabilities	2,637,549			2,481,642
Stockholders' equity	224,697			196,062
Total liabilities and stockholders' equity	$2,862,246			$2,677,704
Net interest income		$20,077			$21,171
Net interest rate spread(1)			2.57%			2.97%
Net interest margin(2)			2.88%			3.24%

(1)	Net interest rate spread represents the difference between the average yield on average interest-earning assets and the average cost of average interest-bearing liabilities.
(2)	Net interest margin represents net interest income divided by average total interest-earning assets.
(3)	Annualized.

BCBP Reports Fourth Quarter 2019 Earnings

January 27, 2020

	Years Ended December 31,
	2019			2018
	Average Balance	Interest Earned/Paid	Average Yield/Rate	Average Balance	Interest Earned/Paid	Average Yield/Rate
	(Dollars in thousands)
Interest-earning assets:
Loans Receivable	$2,305,496	$113,981	4.94%	$2,060,187	$97,831	4.75%
Investment Securities	115,548	3,310	2.86%	142,343	3,761	2.64%
Interest-earning deposits	271,067	6,264	2.31%	142,867	3,505	2.45%
Total Interest-earning assets	2,692,111	123,555	4.59%	2,345,397	105,097	4.48%
Non-interest-earning assets	72,634			55,404
Total assets	$2,764,745			$2,400,801
Interest-bearing liabilities:
Interest-bearing demand accounts	$346,973	$2,628	0.76%	$334,156	$2,036	0.61%
Money market accounts	261,395	4,611	1.76%	188,109	2,278	1.21%
Savings accounts	258,481	427	0.17%	262,745	444	0.17%
Certificates of Deposit	1,089,408	25,403	2.33%	911,141	16,400	1.80%
Total interest-bearing deposits	1,956,257	33,069	1.69%	1,696,151	21,158	1.25%
Borrowed funds	294,562	7,882	2.68%	262,227	6,258	2.39%
Total interest-bearing liabilities	2,250,819	40,951	1.82%	1,958,378	27,416	1.40%
Non-interest-bearing liabilities	296,185			253,301
Total liabilities	2,547,004			2,211,679
Stockholders' equity	217,741			189,122
Total liabilities and stockholders' equity	$2,764,745			$2,400,801
Net interest income		$82,604			$77,681
Net interest rate spread(1)			2.77%			3.08%
Net interest margin(2)			3.07%			3.31%

(1)	Net interest rate spread represents the difference between the average yield on average interest-earning assets and the average cost of average interest-bearing liabilities.
(2)	Net interest margin represents net interest income divided by average total interest-earning assets.

BCBP Reports Fourth Quarter 2019 Earnings

January 27, 2020

Financial condition data by quarter				
	Q4 2019	Q3 2019	Q2 2019	Q1 2019	Q4 2018
	(In thousands, except tangible book value)				
Total assets	$ 2,907,468	$ 2,825,499	$ 2,738,130	$ 2,718,400	$ 2,674,731
Cash and cash equivalents	550,353	376,611	227,642	193,548	195,264
Securities	94,113	104,075	122,159	125,905	127,007
Loans receivable, net	2,178,407	2,253,699	2,299,765	2,307,140	2,278,492
Deposits	2,362,063	2,263,457	2,208,222	2,188,633	2,180,724
Borrowings	282,610	312,552	282,493	282,435	282,377
Stockholders' equity	239,473	223,719	221,153	216,718	200,215
Tangible Book Value	11.94	11.72	11.58	11.35	11.00

	Operating data by quarter				
	Q4 2019	Q3 2019	Q2 2019	Q1 2019	Q4 2018
	(In thousands, except for per share amounts)				
Net interest income	$ 20,077	$ 20,760	$ 20,865	$ 20,902	$ 21,171
Provision for loan losses	(475)	900	755	889	821
Non-interest income	1,020	1,383	1,328	1,660	1,159
Non-interest expense	14,260	13,652	13,894	13,777	13,884
Income tax expense	2,188	2,359	2,317	2,445	2,401
Net income	$ 5,124	$ 5,232	$ 5,227	$ 5,451	$ 5,224
Net income per diluted share	$ 0.29	$ 0.30	$ 0.30	$ 0.32	$ 0.31
Common Dividends declared per share	$ 0.14	$ 0.14	$ 0.14	$ 0.14	$ 0.14

	Financial Ratios				
	Q4 2019	Q3 2019	Q2 2019	Q1 2019	Q4 2018
Return on average assets	0.72%	0.75%	0.77%	0.81%	0.78%
Return on average stockholder's equity	9.12%	9.44%	9.61%	10.55%	10.66%
Net interest margin	2.88%	3.06%	3.16%	3.18%	3.24%
Stockholder's equity to total assets	8.24%	7.92%	8.08%	7.97%	7.49%
Efficiency Ratio	67.59%	61.65%	62.61%	61.06%	62.18%

	Asset Quality Ratios				
	(In thousands, except for ratio %)				
	Q4 2019	Q3 2019	Q2 2019	Q1 2019	Q4 2018
Non-Accrual Loans	$ 4,160	$ 5,074	$ 5,488	$ 5,670	$ 7,221
Non-Accrual Loans as a % of Total Loans	0.19%	0.22%	0.24%	0.24%	0.31%
ALLL as % of Non-Accrual Loans	570.53%	486.62%	433.47%	405.71%	309.64%
Impaired Loans	26,912	30,856	37,275	40,533	42,408
Classified Loans	13,483	15,998	22,679	23,977	26,161

BCBP Reports Fourth Quarter 2019 Earnings

January 27, 2020

BCBP Reports Fourth Quarter 2019 Earnings

January 27, 2020

Reconciliation of GAAP to Non-GAAP Financial Measures by quarter

	Tangible Book Value per Share				
	Q4 2019	Q3 2019	Q2 2019	Q1 2019	Q4 2018
	(In Thousands, except per share amounts)				
Total Stockholders' Equity	$ 239,473	$ 223,719	$ 221,153	$ 216,718	$ 200,215
Less: goodwill	**5,253**	**5,570**	**5,587**	**5,584**	**5,699**
Less: preferred stock	25,016	25,016	25,016	25,016	19,706
Total tangible stockholders' equity	**209,204**	**193,133**	**190,550**	**186,118**	**174,810**
Shares outstanding	17,517	16,477	16,461	16,398	15,889
Book value per share	**$ 13.67**	**$ 13.58**	**$ 13.43**	**$ 13.22**	**$ 12.60**
Tangible book value per share	$ 11.94	$ 11.72	$ 11.58	$ 11.35	$ 11.00

	Efficiency Ratios				
	Q4 2019	Q3 2019	Q2 2019	Q1 2019	Q4 2018
	(In Thousands)				
Net interest income	$ 20,077	$ 20,760	$ 20,865	$ 20,902	$ 21,171
Non-interest income	**1,020**	**1,383**	**1,328**	**1,660**	**1,159**
Total income	21,097	22,143	22,193	22,562	22,330
Non-interest expense	**14,260**	**13,652**	**13,894**	**13,777**	**13,884**
Efficiency Ratio*	67.59%	61.65%	62.61%	61.06%	62.18%

***Efficiency Ratio is calculated as total non-interest expense to total income**